Exhibit 99.1

For further information, contact Jack B. Lay Senior Executive Vice President and Chief Financial Officer (636) 736-7000

FOR IMMEDIATE RELEASE

RGA SHAREHOLDERS APPROVE ELIMINATION OF

DUAL-CLASS STOCK STRUCTURE

ST. LOUIS, November 25, 2008 — Reinsurance Group of America, Incorporated (NYSE: RGA.A and RGA.B) (“RGA”) today announced that its shareholders have approved proposals to eliminate RGA’s dual-class stock structure at a Special Meeting of Shareholders held this morning. As a result of the favorable vote, immediately prior to or upon the filing with the Secretary of State of Missouri later today, (i) RGA’s Class B common stock will be converted into Class A common stock on a one-for-one basis (with such Class A common stock being automatically redesignated as “common stock”) and (ii) RGA’s articles of incorporation will be amended and restated to eliminate provisions relating to Class B common stock and RGA’s dual-class common stock structure.

Shareholders do not need to transfer or exchange any stock certificates they may hold. All stock certificates for Class A common stock or Class B common stock will automatically represent shares of RGA’s new common stock after the NYSE closes today. Additionally, all shares of RGA’s new common stock will trade under the symbol “RGA” at the opening of trading on the NYSE tomorrow, November 26, and will have a new CUSIP number of 759351 604.

The vote in favor of the proposals to eliminate RGA’s dual-class stock structure was considerable. More than 99 percent of the outstanding shares of RGA’s Class A common stock and more than 99 percent of the outstanding shares of Class B common stock voted in favor of the proposals. As a result of the approval of the proposals, all holders of our new single class of common stock will have identical voting rights in all respects.

About RGA

RGA, through its various operating subsidiaries, is among the largest global providers of life reinsurance. RGA has subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom, and the United States. Worldwide, RGA has approximately $2.2 trillion of life reinsurance in force, and assets of $21.8 billion.

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